EXHIBIT 99.1

Cleco Corporation posts 2014 first-quarter operational earnings of $0.42 per diluted share

•	Cold winter weather drove up revenues and offset planned outage expenses

•	Completed transfer of Coughlin Power Station to Cleco Power

•	Began serving Dixie Electric Membership Corporation (DEMCO), increasing total customer load by about 20 percent

•	Raised annualized dividend to $1.60 per share

•	Increased dividend payout ratio range to 55-65 percent

PINEVILLE, La., April 28, 2014 - Cleco Corporation (NYSE: CNL) posted 2014 first-quarter earnings of $25.9 million, or $0.43 per diluted share, down from $27.1 million, or $0.45 per diluted share recorded in the first quarter of 2013. Operational earnings, excluding special items, of $25.5 million, or $0.42 per diluted share, were down from $26.1 million, or $0.44 per diluted share recorded in the first quarter of 2013.

“Colder winter weather drove higher retail and wholesale load producing strong first quarter results of $0.42 per share,” said Bruce Williamson, president and CEO of Cleco Corporation. “As weather pushed revenues higher, our expenses also increased due to planned outage work at several of our generating plants. During the quarter, we remained committed to reliable and efficient management of our business and focused on achieving our strategic goals. We accomplished two major milestones with the completion of the transfer of Coughlin to our regulated utility and the commencement of our full-requirements contract with DEMCO, one of the largest electric cooperatives in our state.

“The transfer of Coughlin from our unregulated subsidiary to our regulated utility, Cleco Power, allows us to continue to seek additional wholesale business, which supports future growth in Louisiana,” said Williamson. “We will use this efficient generator to help supply power to all of our customers, including our newest wholesale customer, DEMCO. Coughlin also adds low-cost natural gas-fired capacity to our fleet for the benefit of our retail customers.

“Our recent successes and confidence in our financial strength allowed us to raise our quarterly shareholder dividend to $0.40 per share or $1.60 per share on an annualized basis,” said Williamson. “We also are increasing our target dividend payout ratio range to 55-65 percent from 50-60 percent.

“We are continuing to work through the process of our Formula Rate Plan extension with our state regulators,” said Williamson. “We recently filed supplemental testimony that we feel is a framework for our collaborative discussions with the Louisiana Public Service Commission. We expect to have resolution on our extension request by the end of the second quarter.”

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Mar. 31
Subsidiary	2014	2013
Cleco Power LLC	$0.43	$0.46
Cleco Midstream Resources LLC	—	(0.02)
Corporate and Other	(0.01)	—
Operational diluted earnings per share (Non-GAAP)	0.42	0.44
Adjustments[1]	0.01	0.01
Diluted earnings per share applicable to common stock	$0.43	$0.45

1 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.44	2013 first-quarter operational diluted earnings per share

0.22	Non-fuel revenue
(0.26)	Other expenses, net
0.02	Interest charges
0.01	AFUDC (allowance for funds used during construction)
(0.02)	Income taxes
$(0.03)	Cleco Power results

0.02	Cleco Midstream results

(0.01)	Corporate and Other results

$0.42	2014 first-quarter operational diluted earnings per share

0.01	Adjustments[1]

$0.43	2014 first-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased earnings by $0.22 per share compared to the first quarter of 2013 primarily due to $0.12 per share from higher sales to retail and wholesale customers largely the result of colder winter weather and the absence of customer refunds for construction financing costs related to Madison Unit 3, which occurred in the first quarter of 2013. Also contributing to this increase was $0.07 per share from adjustments to Cleco Power’s formula rate plan, $0.02 per share of higher transmission revenue, and $0.01 per share of higher other miscellaneous revenue.

•
Other expenses, net, decreased earnings by $0.26 per share compared to the first quarter of 2013 primarily due to $0.16 of higher maintenance expense largely related to planned generating station outages, $0.08 per share of higher depreciation and amortization expense, and $0.02 per share of higher taxes other than income taxes.

•
Interest charges increased earnings by $0.02 per share compared to the first quarter of 2013 primarily due to $0.01 per share related to the retirement of senior notes and $0.01 per share related to an adjustment to customer surcredits due to a tax settlement.

•	AFUDC increased earnings by $0.01 per share compared to the first quarter of 2013 primarily due to the timing of capital projects.

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Cleco Corporation

•
Income taxes decreased earnings by $0.02 per share compared to the first quarter of 2013 primarily due to $0.01 per share for permanent tax deductions and $0.01 per share for the flowthrough of tax benefits.

Cleco Midstream Resources

•
Midstream’s results increased earnings by $0.02 per share compared to the first quarter of 2013 primarily due to $0.01 per share of lower loss on disposal of property, $0.01 per share of higher tolling revenue, and $0.01 per share of lower maintenance expense. These amounts were partially offset by $0.01 per share of higher other miscellaneous expenses at Evangeline.

Corporate and Other

•
Income taxes decreased earnings by $0.01 per share compared to the first quarter of 2013 as a result of $0.03 per share for tax credits, partially offset by $0.02 per share for the adjustment to record tax expense at the consolidated annual projected effective tax rate.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Mar. 31
	2014	2013
Operational diluted earnings per share	$0.42	$0.44
Life insurance policies	0.01	0.01
Reported GAAP diluted earnings per share applicable to common stock	$0.43	$0.45

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

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Cleco Corporation

Cleco management will discuss the company’s first-quarter 2014 results during a conference call scheduled for 7:30 a.m. Central time (8:30 a.m. Eastern time) Tuesday, April 29, 2014. The call will be webcast live on the internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investors” and then “Q1 2014 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s facilities, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 11 generating units with a total nameplate capacity of 3,340 megawatts. The utility serves approximately 284,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
tom.miller@cleco.com
(318) 484-7642

Media Contact:
Robbyn Cooper
robbyn.cooper@cleco.com
(318) 484-7136

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Cleco Corporation

	For the three months ended Mar. 31
(Unaudited)	(million kWh)			(thousands)
	2014	2013	Change	2014	2013	Change
Electric Sales
Residential	1,026	840	22.1%	$74,934	$61,700	21.4%
Commercial	623	582	7.0%	48,463	44,049	10.0%
Industrial	549	555	(1.1)%	21,825	21,125	3.3%
Other retail	33	33	—	2,655	2,566	3.5%
Surcharge	—	—	—	2,435	2,237	8.9%
Other	—	—	—	—	(1,565)	100.0%
Total retail	2,231	2,010	11.0%	150,312	130,112	15.5%
Sales for resale	474	441	7.5%	12,585	12,279	2.5%
Unbilled	(106)	(63)	(68.3)%	(5,713)	(4,188)	(36.4)%
Total retail and wholesale customer sales	2,599	2,388	8.8%	$157,184	$138,203	13.7%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Mar. 31	2014	2013
Operating revenue
Electric operations	$269,759	$229,425
Other operations	14,814	11,543
Gross operating revenue	284,573	240,968
Electric customer credits	(186)	(21)
Operating revenue, net	284,387	240,947
Operating expenses
Fuel used for electric generation	59,047	85,365
Power purchased for utility customers	52,724	4,856
Other operations	26,993	26,924
Maintenance	32,369	17,635
Depreciation	41,741	34,032
Taxes other than income taxes	14,106	12,634
Loss on sale of assets	69	1,034
Total operating expenses	227,049	182,480
Operating income	57,338	58,467
Interest income	602	201
Allowance for other funds used during construction	1,631	1,164
Other income	971	2,273
Other expense	(672)	(435)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	20,758	21,831
Allowance for borrowed funds used during construction	(490)	(375)
Total interest charges	20,268	21,456
Income before income taxes	39,602	40,214
Federal and state income tax expense	13,678	13,081
Net income applicable to common stock	$25,924	$27,133

Average number of basic common shares outstanding	60,472,969	60,399,697
Average number of diluted common shares outstanding	60,713,587	60,667,401
Basic earnings per share
Net income applicable to common stock	$0.43	$0.45
Diluted earnings per share
Net income applicable to common stock	$0.43	$0.45
Cash dividends paid per share of common stock	$0.3625	$0.3375

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Mar. 31, 2014	At Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$18,157	$28,656
Accounts receivable, net	100,772	97,548
Other current assets	304,505	347,378
Total current assets	423,434	473,582
Property, plant and equipment, net	3,111,084	3,083,140
Equity investment in investees	14,540	14,540
Prepayments, deferred charges and other	633,939	644,000
Total assets	$4,182,997	$4,215,262
Liabilities
Current liabilities
Long-term debt due within one year	$17,688	$17,182
Accounts payable	111,454	110,544
Other current liabilities	131,929	115,747
Total current liabilities	261,071	243,473
Long-term liabilities and deferred credits	1,048,179	1,070,092
Long-term debt, net	1,296,965	1,315,500
Total liabilities	2,606,215	2,629,065
Shareholders’ equity
Common shareholders’ equity	1,601,761	1,612,073
Accumulated other comprehensive loss	(24,979)	(25,876)
Total shareholders’ equity	1,576,782	1,586,197
Total liabilities and shareholders’ equity	$4,182,997	$4,215,262

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